Exhibit 99.1

3333 LEE PARKWAY, SUITE 1200 DALLAS, TEXAS 75219 PHONE: 972.629.4301 FAX: 972.629.4302 WWW.GAINSCO.COM

GAINSCO CLOSES SALE OF INSURANCE SUBSIDIARY

DALLAS, Texas, November 1, 2007 — GAINSCO, INC. (AMEX: GAN) (the “Company”) and MGA Insurance Company, Inc. (“MGA”), an insurance subsidiary of the Company, today announced the completion of the previously announced sale of an affiliated insurance subsidiary, General Agents Insurance Company of America, Inc. (“General Agents”), to Montpelier Re U.S. Holdings Ltd., a subsidiary of Montpelier Re Holdings Ltd. (NYSE:MRH).  The Company received $4.75 million, plus $5 million of policyholders’ surplus that remained in General Agents at closing.

The Company expects to record a gain on sale from this transaction during the fourth quarter of 2007 of approximately $4.5 million, with the net proceeds expected to be contributed to policyholders’ surplus of MGA.

As part of the closing transaction, all direct obligations of General Agents were assumed 100% by MGA, and MGA also indemnified General Agents against other liabilities existing prior to closing.  Additionally, the Company guaranteed the obligations of MGA to General Agents.

MGA will manage the continued, orderly disposition of the Company’s runoff business and will continue to write the Company’s ongoing nonstandard personal automobile business.

GAINSCO, INC. is a Dallas, Texas-based holding company.  The Company’s nonstandard personal automobile insurance products are distributed through independent retail agents in Florida and South Carolina (Southeast Region), Texas (South Central Region), Arizona, New Mexico and Nevada (Southwest Region) and through an independent managing general agency in California (West Region).  Its insurance company subsidiary is MGA Insurance Company, Inc.

Some of the statements made in this release may be forward-looking statements.  Forward-looking statements relate to future events or future financial performance and may involve known or unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from future results, performance, or achievements expressed or implied by such forward-looking statements.

These forward-looking statements reflect current views but are based on assumptions and are subject to risks, uncertainties, and other variables which should be considered when making an investment decision, including the completion of the proposed sale of General Agents.  Please refer to the Company’s recent SEC filings, including the Annual Report on Form 10-K for the year ended December 31, 2006, for more information regarding factors that could affect the Company’s results.

Forward-looking statements are relevant only as of the dates made, and the Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date on which the statement is made.  All written or oral forward-looking statements that are made by or are attributable to the Company are expressly qualified in their entirety by this cautionary notice.  Actual results may differ significantly from the results discussed in these forward-looking statements.

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Release Date:	Thursday, November 1, 2007 — FOR IMMEDIATE RELEASE
Company Contacts:	Scott A. Marek, Asst. Vice President-IR 972.629.4493
Richard M. Buxton, Senior Vice President 972.629.4408
Email address: ir@gainsco.com
Website: www.gainsco.com